Exhibit 99(a)

Contacts:     Media:    James Mahoney                   Investor: Thomas R. Rice
                        (617) 346-5472                            (617) 346-0148


                          FLEET FINANCIAL GROUP REPORTS
                         1996 EARNINGS OF $1.14 BILLION

     Boston, Massachusetts, January 15, 1997: Fleet Financial Group, Inc. (FLT-NYSE) today reported a 10% increase in net income for 1996 to $1.14 billion, or $3.95 per share, compared to earnings in 1995 of $1.04 billion, or $3.77 per share, excluding special charges. The corporation also reported a fourth quarter increase in net income of 16% to $302 million, or $1.05 per share, compared with $260 million, or $.94 per share, for the fourth quarter of 1995, excluding special charges. Return on assets and return on common equity for 1996 were 1.37% and 17.43%, respectively. Revenues for the year were $5.5 billion and $1.4 billion for the fourth quarter, an increase of 15% from both comparable periods of 1995.

     In a separate news release, Fleet announced today that the company's board of directors approved the repurchase of up to 20 million shares of common stock and the disposition of its Option One Mortgage Company, indirect auto lending, and corporate trust business units.

     Terrence Murray, Fleet's chairman and chief executive officer, commented, "The fourth quarter concluded a memorable year for Fleet. Our major objectives for 1996 were integrating Shawmut, reconfiguring our balance sheet, focusing on customer retention and laying the groundwork for the NatWest integration. I'm pleased to report that all of these were accomplished, while at the same time increasing net income to over $1.1 billion."

     Mr. Murray continued, "In 1996 we completed our branch reconfiguration as planned, and converted more than 115 major systems while consolidating dozens of internal departments. We believe we have one of the best records in the industry on delivering quality consolidations, and the evidence of this is the strong customer retention experienced through the consolidation process. Our customer retention levels were much greater than what we had planned and in certain instances attrition was nonexistent."

     "We were presented a unique opportunity with Shawmut and NatWest to restructure the Fleet balance sheet and did so with great success. The result of this is a balance sheet which is as efficient as any in the industry. The margin has improved substantially as loans replaced lower yielding securities and core deposits replaced purchased funding."

     "But our accomplishments extend well beyond our current earnings picture," Mr. Murray continued. "We're building whole new businesses in corporate finance, insurance, and asset management by bringing new products and services to our existing customers across the Northeast. The success of these new initiatives demonstrates Fleet's ability to bring innovative solutions to address customers' financial needs, and the confidence our customers have that the Fleet brand will continue its reputation for value. These new sources of revenue, as well as the geographic expansion of Fleet's franchise into New Jersey and metropolitan New York, provide a solid base for earnings growth in 1997."

     Return on assets and return on common equity for 1996 were 1.37% and 17.43%, respectively, up from 1.26% and 16.29% in 1995. Return on assets and return on common equity for the fourth quarter of 1996 were 1.40% and 17.67%, respectively, an increase over the 1.24% and 15.45% reported in the fourth quarter of 1995.

     Eugene M. McQuade, Fleet's chief financial officer, commented, "Our financial performance continues to rank among the industry leaders and the best of any Northeast financial institution. We believe that our already strong profitability measures can be further improved by continuing to deliver innovative financial solutions to our customers." McQuade also noted, "The fundamental change in our business mix through the balance sheet restructuring not only drove Fleet's net interest margin to the 5% level, it also strengthened our capital position. One of the corporation's financial goals in 1996 was the restoration of our capital ratios, diminished in mid-year by the NatWest acquisition. We're proud to report that we have exceeded this objective."

     Net interest income totaled $3.4 billion for 1996, an increase of 11%, or approximately $375 million, from 1995. In addition, the net interest margin improved to 4.81% in 1996 from 4.12% in 1995. These improvements reflect the addition of higher-yielding loans and lower-cost core deposits resulting from the acquisition of NatWest, as well as various programs to shed lower margin assets and pay down higher-cost funding. Net interest income for the fourth quarter of 1996 totaled $910 million an increase of 22% compared to $747 million in the fourth quarter of 1995, reflecting the positive impact of the actions noted above. Fourth quarter net interest margin was 5.00%, up 25% from last year's 4.00%.

     The provision for credit losses was $213 million in 1996 up $113 million from 1995, with net chargeoffs of $370 million, up $70 million for the year. The provision was $65 million in the fourth quarter of 1996, up $40 million from the comparable quarter of 1995, with net charge-offs of $124 million, up $30 million from the fourth quarter of 1995. Increased provision and charge-offs primarily reflect the acquisition of NatWest in mid-1996.

     Noninterest income in 1996 totaled $2.2 billion up $350 million, or 19%, from $1.85 billion in 1995. Mortgage banking revenues increased $50 million over the prior year as mortgages serviced increased to $122 billion. Investment services revenue also increased $50 million, or 16%, over 1995, aided by a strong equity market. Student loan servicing revenue increased $25 million, or 36%, compared to the prior year as the extension of Fleet's direct loan servicing contracts with the federal government contributed to the increase in the volume of loans serviced. Revenues from Fleet's venture capital business, Fleet Private Equity, increased $70 million compared to 1995 to $106 million due to increasing values in our equity capital investments. In the fourth quarter of 1996, noninterest income totaled $577 million compared to $526 million in the fourth quarter of 1995, a 10% increase. The corporation showed strong growth in many of the same businesses that showed robust performance in the full year results.

     Noninterest expense totaled $3.46 billion in 1996, which includes seven months of NatWest expenses, compared to $3.07 billion during 1995, (1995 expenses are prior to special charges of $665 million, the result of costs related to the Shawmut merger and charges related to business dispositions). Excluding the impact of NatWest, noninterest expense declined 5% from 1995. Expense reductions were realized in employee compensation and occupancy related costs as well as several other expense categories as cost reduction initiatives in connection with the Shawmut merger were completed. Noninterest expense totaled $721 million for the fourth quarter of 1996, excluding $184 million related to NatWest, compared to $814 million for the fourth quarter of 1995, an annualized reduction of $375 million, reflecting cost reductions associated with Shawmut merger initiatives. During the quarter, the consolidation of Shawmut was substantially completed and the corporation's goal of achieving $400 million of cost savings on an annualized basis has been achieved.

     Total assets at December 31, 1996 were $85.5 billion, relatively unchanged from $84.4 billion a year ago. However, the composition of earning assets and funding sources has become significantly more productive due to the NatWest acquisition and related balance sheet restructuring actions. Total loans were up 14% during the year to $59 billion. This loan growth primarily resulted from the NatWest acquisition as well as growth in the corporation's credit card portfolio. Nonperforming assets decreased to $723 million from $759 million at September 30, 1996. Stockholders' equity amounted to $7.42 billion at December 31, 1996, an increase of $1.1 billion from December 31, 1995, due primarily to the issuance of $600 million of preferred stock in connection with the NatWest acquisition. During the quarter the corporation redeemed its $50 million 9.375% Series IV preferred stock as well as issued $250 million of Trust Preferred Stock.

     The corporation's capital position has improved since the consummation of the NatWest acquisition as a result of over $1 billion in earnings and the corporation's continued efforts to shed low margin assets. The corporation's common equity to assets ratio has increased from 7% at June 30, 1996 to 7.6% at December 31, 1996, and the corporation's tangible common equity to total assets ratio has improved from 5% at June 30, 1996 to 5.7% at December 31, 1996.

                                             FLEET FINANCIAL GROUP
                                             FINANCIAL HIGHLIGHTS

  THREE MONTHS ENDED                                                               TWELVE MONTHS ENDED



Dec 31,     Sept 30,     Dec 31,                                                        Dec 31,       Dec 31,
 1996        1996         1995                                                           1996          1995

                                 For the Period ($ in millions)
$   302     $    295    $  (138)   Net income (loss)                                  $  1,139     $     610
    302          295        260    Net income excluding special charges                  1,139         1,039
    910          934        747    Net interest income (a)                               3,439         3,064
     65           65         26    Provision for credit losses                             213           101

                                   Per Common Share
$  1.05     $   1.02    $ (1.17)   Fully diluted earnings per share (loss)            $   3.95      $   1.57
   1.05         1.02       0.94    Fully diluted earnings excluding special charges       3.95          3.77
  49.88        44.50      40.75    Market value (period-end)                             49.88         40.75
   0.45         0.43       0.43    Cash dividends declared                                1.74          1.63
  24.66        23.90      22.71    Book value (period-end)                               24.66         22.71

                                   At Quarter End ($ in billions)
$ 85.5      $   87.2   $  84.4     Assets                                             $   85.5      $   84.4
  58.8          60.1      51.5     Loans and leases                                       58.8          51.5
  67.1          67.6      57.1     Deposits                                               67.1          57.1
   7.4           7.3       6.4     Total stockholders' equity                              7.4           6.4

                                   Operating Ratios
   1.40%        1.35%      1.24%(c)Return on average assets                                1.37%         1.26% (c)
  17.67        17.83      15.45(c) Return on common equity                                17.43         16.29  (c)
  17.77        17.69      15.52(c) Return on realized common equity (b)                   17.42         16.17  (c)
   5.00         5.01       4.00    Net interest margin                                     4.81          4.12
   8.7          8.3        7.5     Total equity/assets (period-end)                        8.7           7.5
   7.6          7.1        7.6     Tier 1 risk-based capital ratio (estimated)             7.6           7.6
  11.3         10.8       11.3     Total risk-based capital ratio (estimated)             11.3          11.3

                                   Asset Quality ($ in millions)
$1,488      $ 1,548    $ 1,321     Reserve for credit losses                          $  1,488       $ 1,321
   723          759        499     Nonperforming assets                                    723           499
                                   Nonperforming assets as a % of loans, leases,
  1.23%        1.26%      0.97%     and OREO                                              1.23%         0.97%
  0.85         0.87       0.59     Nonperforming assets as a % of total assets            0.85          0.59
  1.18         1.18       0.85     Nonperforming loans to period-end loans                1.18          0.85
  2.53         2.58       2.56     Reserve for credit losses to period-end loans          2.53          2.56
  0.83         0.74       0.72     Net charge-offs/average loans                          0.66          0.59


(a)  Fully taxable equivalent
(b)  Excludes average unrealized gains/losses on securities available for sale
(c)  Does  not  include  the  effect  of the  loss on  assets  held  for sale or accelerated disposition or merger related charges.  Including these special charges,  return on average  assets,  return on common equity and return on
     realized   common   equity   ratios  were  (.66%),   (9.10%)  and  (9.14%),
     respectively for the quarter and .74%, 9.32% and 9.25%,  respectively for the year.



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

                                               FLEET FINANCIAL GROUP
                                         CONSOLIDATED INCOME STATEMENTS
                                                 ($ in millions)



          THREE MONTHS ENDED                                                         TWELVE MONTHS ENDED


 ------------  ------------  ------------                                        -------------   ----------
   Dec 31,      Sept 30,       Dec 31,                                               Dec 31,        Dec 31,
    1996          1996          1995                                                 1996            1995
 ------------  ------------  ------------                                         ------------   ----------

 $ 910         $ 934         $  747         Net interest income (FTE)                 $ 3,439    $ 3,064
    65            65             26         Provision for credit losses                   213        101
   845           869            721             Net interest income after provision     3,226      2,963
                                            Noninterest income:
   160           169            120             Service charges, fees, and commissions    592        486
   157           146            131             Mortgage banking                          560        511
    98            93             84             Investment services revenue               372        322
    31            23             25             Student loan servicing fees                98         72
   131           124            166             Other                                     579        464
   577           555            526                Total noninterest income             2,201      1,855
                                            Noninterest expense:
   423           425            348             Employee compensation and benefits      1,607      1,448
    88            90            118             Mortgage servicing and intangible
                                                asset amortization                        323        294
    74            74             63             Occupancy                                 284        250
    71            71             55             Equipment                                 266        209
   249           251            230             Other                                     980        874
   905           911            814                Total noninterest expense            3,460      3,075
   517           513            433          Earnings before income taxes               1,967      1,743
   215           218            173          Income taxes and tax-equivalent adjustment   828        704
 $ 302        $  295        $   260          Earnings before special charges          $ 1,139    $ 1,039
     0             0            398          Special charges, net of tax                    0        429
 $ 302        $  295        $  (138)         Net income (loss)                        $ 1,139    $   610



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
                                      FLEET FINANCIAL GROUP
                                  CONSOLIDATED BALANCE SHEETS
                                        ($ in millions)


                                               -------   --------   -------
                                               Dec 31,   Sept 30,   Dec 31,
                                                1996      1996       1995
                                               -------   -------    ------

ASSETS:
Cash and cash equivalents                   $  9,015   $ 5,954   $  4,566
Securities                                     8,680    11,733     19,331
Loans and lease financing                     58,844    60,086     51,525
Reserve for credit losses                     (1,488)   (1,548)    (1,321)
Mortgages held for resale                      1,560     1,555      2,005
Other assets                                   8,907     9,414      8,326

Total assets                                $ 85,518   $87,194    $84,432


LIABILITIES:
Deposits:
  Demand                                    $ 17,903  $ 17,505   $ 12,305
  Regular savings, NOW, money market          27,976    28,475     22,835
  Time                                        21,192    21,573     21,982

   Total deposits                             67,071    67,553     57,122

Short-term borrowings                          3,627     5,117     12,569
Long-term debt                                 4,864     4,923      6,481
Other liabilities                              2,291     2,333      1,895

Total liabilities                             77,853    79,926     78,067

Trust Issued Preferred Securities                250       -         -
STOCKHOLDERS' EQUITY:
Preferred stock                                  953     1,001        399
Common stock                                   6,462     6,267      5,966

Total stockholders' equity                     7,415     7,268      6,365

Total liabilities and stockholders' equity  $ 85,518  $ 87,194   $ 84,432



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
                                                            FLEET FINANCIAL GROUP
                                                     CONSOLIDATED AVERAGE BALANCE SHEETS
                                                             ($ in millions)


                                                                   THREE MONTHS ENDED

                                        December 31, 1996         September 30, 1996        December 31, 1995


                                       Average                   Average                    Average
                                       Balance       Rate        Balance        Rate        Balance       Rate

ASSETS:
Securities                           $  10,261       6.71 %    $  11,838       6.58 %     $  19,457       6.15 %
Loans and leases                        59,256       8.58         59,536       8.66          52,451       8.78
Mortgages held for resale                1,569       8.20          1,676       8.16           2,099       7.56
Other earning assets                     1,462       4.87          1,247       7.65             644       5.76

   Total interest-earning assets        72,548       8.23 %       74,297       8.30 %        74,651       8.04 %

Reserve for credit losses               (1,546)                   (1,595)                    (1,433)
Other assets                            14,827                    14,101                     10,341

Total assets                         $  85,829                 $  86,803                  $  83,559


LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
   Savings                           $  28,225       2.30 %    $  28,589       2.33 %     $  22,661        2.64 %
   Time                                 21,622       5.36         22,170       5.36          21,006        5.73

    Total interest-bearing deposits     49,847       3.63         50,759       3.66          43,667        4.13

Short-term borrowings                    3,903       4.47          4,512       5.04          13,686        5.42
Long-term debt                           4,940       7.24          5,063       7.18           6,647        7.13

   Total interest-bearing
      liabilities                    $  58,690       3.99 %    $  60,334       4.06 %     $  64,000        4.72 %


   Net interest spread                               4.24 %                    4.24 %                      3.32 %


Demand deposits                      $  16,808                 $  16,934                  $  11,284
Other liabilities                        2,961                     2,406                      1,451

Total liabilities                       78,459                    79,674                     76,735

Stockholders' equity                     7,370                     7,129                      6,824

Total liabilities and stockholders'
  equity                             $  85,829                 $  86,803                  $  83,559

Net interest margin                                  5.00 %                    5.01 %                       4.00 %



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
                                                           FLEET FINANCIAL GROUP
                                                     CONSOLIDATED AVERAGE BALANCE SHEETS
                                                             ($ in millions)




                                                            TWELVE MONTHS ENDED

                                             December 31, 1996                December 31, 1995

                                             Average                           Average
                                             Balance     Rate                  Balance      Rate

ASSETS:
Securities                                  $ 11,425     6.45 %          $   20,594        6.18 %
Loans and leases                              56,074     8.61                51,043        9.03
Mortgages held for resale                      1,878     7.87                 1,459        7.96
Other earning assets                           2,120     7.75                 1,084        5.74

   Total interest-earning assets              71,497     8.22 %              74,180        8.17 %

Reserve for credit losses                     (1,493)                        (1,489)
Other assets                                  13,120                         10,036

Total assets                                $ 83,124                     $   82,727


LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
   Savings                                  $ 26,363      2.33 %         $   22,987        2.57 %
   Time                                       20,971      5.44               20,133        5.64

    Total interest-bearing deposits           47,334      3.70               43,120        4.00

Short-term borrowings                          5,844      5.05               14,046        5.69
Long-term debt                                 5,486      7.10                6,581        7.26

   Total interest-bearing liabilities       $ 58,664      4.16 %         $   63,747        4.71 %


   Net interest spread                                    4.06 %                           3.46 %


Demand deposits                               15,042                         10,910
Other liabilities                              2,397                          1,525

Total liabilities                             76,103                         76,182

Stockholders' equity                           7,021                          6,545

Total liabilities and stockholders' equity  $ 83,124                      $  82,727


Net interest margin                                        4.81 %                            4.12 %







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